For Immediate Release

Freedom Resource Enterprises, Inc. Changes Name to Colombia Clean Power & Fuels, Inc. and Adopts New Corporate Strategy

HOUSTON, TEXAS. August 9, 2010 -- Freedom Resource Enterprises, Inc. (OTCBB: FRDRD.OB) announced today that the Company has completed a name change to Colombia Clean Power & Fuels, Inc., effective July 28, 2010.   The name change reflects the proposed new operating business of the Company, which is to acquire and develop coal mining assets, and mine and sell coal, coke and coal by-products using traditional and clean coal techniques – primarily in Colombia, South America.

The Company adopted its new operating strategy based on the size of the Colombia coal market, and opportunities it has identified to acquire substantial coal resources and to build mines to produce high-grade metallurgical coal and implement advanced coal technologies, such as coal gasification and coal-to-liquids, to produce metallurgical coke, urea, liquid fuel, power and other clean energy solutions.

Colombian coal is recognized worldwide for its high-heat-value, low-ash and low-sulfur contents.  As the nation’s second largest export item after oil, investment and development of sustainable coal mining is an important priority for the Colombian government.  In Colombia, the state owns all hydrocarbon reserves and private companies operate coal mines under concession contracts with the state. The Company is in the process of securing concessions in the Santander region of Colombia.  The Company has established an initial target to control over 300 million tons of metallurgical coal through concessions.  The Santander region was selected because of its large metallurgical coal resources, its location on the Magdalena River with river access for shipping, and its proximity to Colombia’s main pipeline and several other refined products pipelines.

Edward Mooney, Colombia Clean Power & Fuels Inc. CEO and Director, remarked: "We believe that Latin America, and Colombia specifically, represent large and expanding markets for energy from coal resources.  We are seeking to acquire and develop significant coal resources for export into established global markets where demand is high.  We also believe an emerging opportunity exists to introduce new commercial-scale clean coal technologies such as gasification in Colombia.”

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Colombia Clean Power & Fuels, Inc.
Press Release August 9, 2010

The Company also announced today that it has completed a reverse stock split, with holders of record as of May 22, 2010 and thereafter receiving 2 shares of common stock for every 5 shares held, and has adopted an Employee Equity Incentive Plan that the Board of Directors believes will enable the Company to recruit and retain experienced operations and marketing executives and technical experts from the global coal and energy  industries as the Company seeks to develop a world class leadership team.

About Colombia Clean Power & Fuels, Inc.

Colombia Clean Power & Fuels, Inc. (OTC BB: FRDRD.OB, formerly Freedom Resource Enterprises, Inc.) is developing coal mining, coal coking and clean coal technology operations in the Republic of Colombia.  The Company plans to build mines to produce high-grade metallurgical coal and implement advanced coal technologies, such as coal gasification and coal-to-liquids, to produce metallurgical coke, urea, liquid fuel, power and other clean energy solutions.  Colombia is the world’s tenth largest producer and fourth largest exporter of coal, with an estimated 7 billion metric tons (“MT”) of recoverable reserves and 17 billion MT of potential reserves

The Company’s current operations are focused on exploration and development activities.  The Company has retained leading engineering and geological services firms in the U.S. and Colombia to conduct exploration work in selected Concessions under consideration for acquisition by the Company.  The Company’s team of executives, advisors and partners is comprised of experienced entrepreneurs and business professionals in the U.S., Colombia and China that have a breadth of experience in coal mining and clean coal technologies as well as substantial industry relationships.

This release contains forward-looking statements regarding Colombia Clean Power & Fuels future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts, exploration efforts and the timeliness of development activities, fluctuations in coal and energy prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control.  Colombia Clean Power & Fuels undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact: Daniel Carlson, Chief Financial Officer
Telephone +1 (415) 460-1165
SOURCE: Colombia Clean Power & Fuels, Inc.